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                                                                     EXHIBIT 2.6

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, by and among Sanmina Corporation, a Delaware corporation ("Sanmina") and Robert C. Bradshaw (the "Executive"), dated as of this ____ day of _______, 2001.

                              W I T N E S S E T H:

     WHEREAS, Sanmina desires to recognize the Executive's commitment to Sanmina and to confirm the right of the Executive to certain employment, compensation and severance benefits, effective upon the Change of Control Date (as defined below);

     WHEREAS, to attain that end Sanmina and the Executive wish to enter into this Employment Agreement; and

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, Sanmina and the Executive do hereby agree as follows:

     1. Term. The term of this Agreement shall commence upon the Change of Control Date and shall expire on the third anniversary of the Change of Control Date.

     2. Position and Duties During the Term.

          (a) Position. During the Term, the Executive shall serve as the President of EMS Operations of Sanmina and shall have such duties, titles, responsibilities and authorities (including reporting responsibilities and authorities) as are consistent with such position.

          (b) Business Time. During the Term, the Executive agrees to devote his full business time during normal business hours to the business and affairs of Sanmina and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for

               (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and

               (ii) periods of vacation to which he is entitled.

     It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Term, or his service on any other boards and committees of which Sanmina has knowledge and does not object, in writing, within thirty (30) days after first becoming aware of such service, shall not be deemed to interfere with the performance of the Executive's services to Sanmina.

     3. Compensation. During the Term, the Executive shall be entitled to the following compensation for as long as the Executive remains an employee of Sanmina;
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          (a) Base Salary. The Executive shall receive an annual base salary
(the "Base Salary") of at least $477,000. The Base Salary shall be paid in accordance with Sanmina's standard payroll practices. During the Term, Sanmina shall review the Base Salary annually based on Executive's performance and in light of such review may increase (but not decrease) the Base Salary taking into account any change in the Executive's responsibilities, performance of the Executive and other pertinent factors, and such adjusted Base Salary shall then constitute the "Base Salary" for purposes of this Agreement. Neither the Base Salary nor any increase in Base Salary shall serve to limit or reduce any other obligation of Sanmina hereunder.

          (b) Signing Bonus. On the Change of Control Date, the Executive shall receive a signing bonus (the "Signing Bonus") of $500,000, which shall be paid by Sanmina. Such bonus payment shall be subject to Section 5 below. Such bonus payments shall be paid by wire transfer to a bank account chosen by the Executive.

          (c) Annual Bonus. The Executive shall be eligible to receive a target annual bonus ("Annual Bonus") under Sanmina's annual bonus plan or any successor annual incentive plan of $650,000 if performance goals are met. Such performance goals shall consist of corporate, division (EMS operations) and individual goals and shall be established by the Compensation Committee of the Board of Directors of Sanmina. The determinations of the Compensation Committee as to whether or not such goals have been achieved shall be final and binding upon Sanmina and Executive. Such Annual Bonus shall accrue on the last day of Sanmina's fiscal year for which the Annual Bonus is payable.

          (d) Stock Option. As of the Change of Control Date, Sanmina shall grant the Executive a nonqualified stock option to purchase 100,000 shares of Common Stock of Sanmina. The exercise price of such stock option shall be the fair market value of Sanmina's stock on the Change of Control Date as determined pursuant to Sanmina's 1999 Stock Option Plan (the "Plan"). The shares subject to the option shall be subject to the provisions of the Plan and shall vest over five years, with one fifth of the shares being vested on the one year anniversary of the Change of Control Date and with the remaining shares vesting on a cumulative monthly basis thereafter.

          (e) Additional Benefits. During the Term, the Executive shall be entitled to participate in all incentive and savings plans and programs, including stock option plans and other equity-based compensation plans, and in all employee retirement, executive retirement and executive death benefit plans of Sanmina; provided that such Sanmina plans shall be on a basis not materially less favorable. than that basis on which the Executive was participating in such incentive and savings plans and programs and all employee retirement, executive retirement and executive death benefit plans of SCI Systems, Inc. and its affiliates during the ninety (90) day period immediately preceding the commencement of the Term.

          (f) Other Benefit Plans. During the Term, the Executive, his spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan), as the case may be, shall be entitled to participate in or be covered under all medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs of Sanmina; provided that such Sanmina plans shall be on a basis not materially less favorable than the basis on which the Executive, his spouse and their eligible dependents were participating in all medical, dental, disability, group life, severance, accidental death and travel accident


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insurance plans and programs of SCI Systems, Inc. and its affiliates during the ninety (90) day period immediately preceding the commencement of the Term.

          (g) Other Perquisites. During the Term, the Executive shall also be entitled to:

               (i) prompt reimbursement for all reasonable business expenses incurred by the Executive, provided that Executive supports appropriate documentation of such reimbursable expenses with reimbursement requests in accordance with Sanmina's expense reimbursement policies; and

               (ii) paid vacation and all employee benefits in accordance with Sanmina's employee benefit plans.

     4. Termination. The provisions of this Section 4 apply to any Termination of Employment occurring during the Term of this Agreement.

          (a) Disability. Sanmina may terminate the Executive's employment after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate his employment, and his employment with Sanmina shall terminate effective on the 90th day after receipt of such notice if the Executive shall fail to return to full-time performance of his duties within ninety (90) days after such receipt. The Executive agrees, in the event of any dispute under this Section 4(a) and if requested by Sanmina, to submit to a physical examination by a licensed physician selected by Sanmina, the cost of such examination to be paid by Sanmina. This Section will be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

          (b) Voluntary Termination by Executive. Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than thirty
(30) days' written notice to Sanmina, voluntarily terminate employment for any reason (including retirement under the terms of Sanmina's retirement plan as in effect from time to time), provided that any termination by the Executive pursuant to Section 4(d) on account of Constructive Termination shall not be treated as a voluntary termination under this Section 4(b).

          (c) Termination by Sanmina. Sanmina at any time may terminate the Executive's employment for Cause or without Cause.

          (d) Constructive Termination. The Executive at any time may terminate his employment for Constructive Termination.

          (e) Notice of Termination. Any termination by Sanmina for Cause or by the Executive for Constructive Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(c). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within ten (10) business days of Sanmina's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Constructive Termination, within one hundred eighty (180) days of the Executive's having actual knowledge of the events giving rise to such termination, and which (1) indicates the specific termination provision in this Agreement relied upon, (2) sets forth in reasonable detail the facts and circumstances claimed to provide a


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basis for termination of the Executive's employment under the provision so indicated, and (3) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Constructive Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

          (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (1) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be and (2) in all other cases, the actual date on which the Executive's employment terminates.

     5. Obligations of Sanmina Upon Termination. Upon termination of the Executive's employment with Sanmina during the Term, Sanmina shall have the following obligations (including the obligation to pay the cost of all benefits provided by any applicable benefit plan to the Executive and the Executive's family to the extent permissible under the terms of such plans and applicable law except normal employee contributions required by the applicable benefit plan of other participating executives with comparable responsibilities).

          (a) Death. If the Executive's employment is terminated by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement other than payment as described herein. Upon the Executive's death, Sanmina shall pay or provide the following:

               (i) Cash Payment. The Corporation shall pay to the Executive's legal representatives in a lump sum in cash within thirty (30) days after the Date of Termination, an amount equal to the aggregate of all Accrued Obligations (other than amounts payable from Qualified Plans, non-qualified retirement plans and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans).

               (ii) Benefit Continuation. The Executive's family shall be entitled to receive benefits generally available to the surviving families of executives with comparable responsibilities or positions.

               (iii) Notwithstanding the terms of any previous stock option agreements between SCI Systems, Inc. and the Executive, the Executive shall be fully vested, as of the Date of Termination in all of his outstanding restricted stock, stock option and other equity based awards granted under the stock incentive plans of SCI Systems, Inc. prior to July 13, 2001. All vested stock options must be exercised by the Executive within ninety (90) days of the Date of Termination, or such later date which applies to such options for post-termination exercises pursuant to their terms, or the unexercised stock options will be forfeited.

          (b) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, Sanmina shall pay or provide the following:

               (i) Cash Payment. Sanmina shall pay to the Executive or the Executive's legal representatives in a lump sum in cash, within thirty (30) days after the Date of


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Termination, an amount equal to all Accrued Obligations (other than amounts payable from Qualified Plans, non-qualified retirement plans and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans).

               (ii) Benefit Continuation. The Executive, the Executive's spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall be entitled for a period commencing on the date of the Disability and expiring on the expiration of the Term to continue to participate in or be covered under all medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs of Sanmina (provided, however that to the extent the Disability qualifies for benefits under Sanmina's disability plan, the Executive shall be entitled to receive such benefits for the duration of his Disability or, if shorter, as long as provided for under such disability plan). In the event that Sanmina is unable to provide such continued coverage due to restrictions imposed by third party insurers, Sanmina shall provide equivalent benefits by alternate means. Notwithstanding the foregoing, the benefits provided to the Executive and his family shall not be less than the benefits generally available to executives of SCI Systems, Inc. and its affiliates with comparable responsibilities or positions immediately prior to the Term.

               (iii) Notwithstanding the terms of any previous stock option agreements between SCI Systems, Inc. and the Executive, the Executive shall be fully vested, as of the Date of Termination in all of his outstanding restricted stock, stock option and other equity based awards granted under the stock incentive plans of SCI Systems, Inc. prior to July 13, 2001. All vested stock options must be exercised by the Executive within ninety (90) days of the Date of Termination, or such later date which applies to such options for post-termination exercises pursuant to their terms, or the unexercised stock options will be forfeited.

          (c) Termination by Sanmina for Cause and Voluntary Termination by Executive. If the Executive's employment shall be terminated during the Term for Cause or voluntarily terminated by the Executive (other than on account of Constructive Termination), Sanmina shall pay the Executive the Accrued Obligations. The Executive shall be paid all such Accrued Obligations in a lump sum in cash within thirty (30) days of the Date of Termination and Sanmina shall have no further obligations to the Executive under this Agreement, unless otherwise required by a Qualified Plan or specified pursuant to a valid election to defer the receipt of all or a portion of such payments made in accordance with any plan of deferred compensation sponsored by Sanmina. In addition, the Signing Bonus and the bonus of $1,000,000 paid by SCI Systems, Inc. to the Executive on or immediately prior to the Change of Control Date shall be deemed forfeited and Executive shall, within sixty (60) days of the Date of Termination, pay to Sanmina an amount equal to the aggregate amount of such bonuses less federal and state income and Medicare taxes withheld from such bonuses (and reflected on payroll statements accompanying such bonus payments). Thereafter, Executive shall promptly take all commercially reasonable actions, including filing amended and/or supplemental federal and state income tax returns, to recapture the full amount of any tax savings Executive is entitled to under applicable law (including but not limited to Section 1341 of the Internal Revenue Code) as a result of the forfeiture of such bonuses. If requested by Sanmina, Executive shall provide copies of such amended and/or supplemental returns to Sanmina for review and Executive shall make any modifications to such returns as may be suggested by Sanmina unless Executive is advised by tax counsel or accountants that such modifications would not be permitted by


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applicable law. Within thirty (30) days after any such tax savings are actually realized by Executive, Executive shall pay the amount of such realized tax savings to Sanmina.

          (d) Other Termination of Employment. If Sanmina (i) terminates the Executive's employment other than for Cause, Disability, or Death, or the Executive terminates his employment for Constructive Termination and (ii) the Date of Termination occurs during the Term and Executive signs and does not revoke a mutually agreeable release of claims, negotiated in good faith, with Sanmina, Sanmina shall pay or provide the Executive the following:

               (i) Cash Payment. Sanmina shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination, equal to the aggregate of the following amounts (other than amounts payable from Qualified Plans, non-qualified retirement plans and deferred compensation plans, which amounts shall be paid in accordance with the terms of such plans):

                    (1) all Accrued Obligations;

                    (2) a cash amount equal to two times the average of the Executive's annualized bonus payable with respect to the two most recently completed fiscal years of Sanmina or SCI Systems, Inc., as appropriate based on which entity employed the Executive at the relevant time; and

                    (3) a cash amount equal to two times the Executive's Base Salary at the Date of Termination, which cash amount shall be no less than $954,000.

     The total of the amounts payable under Subsections (2) and (3) shall be reduced (but not below zero) by an amount equal to $1,500,000.

               (ii) Other Benefit Continuation. Sanmina shall provide for the continued participation of the Executive, his spouse and their eligible dependents (as defined in the applicable plan), as the case may be, for two years following the Date of Termination, in all medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs of Sanmina and any Affiliated Companies on the same terms as described in Section 3(f). In the event that Sanmina is unable to provide such continued coverage due to restrictions imposed by third party insurers, Sanmina shall pay to the Executive an amount equal to two (2) times the annual cost to Sanmina (based on premium rates) of such coverage for which Sanmina is unable to provide.

               (iii) Notwithstanding the terms of any previous stock option agreements between Sanmina and the Executive, the Executive shall be fully vested, as of the Date of Termination in all of his outstanding restricted stock, stock option and other equity based awards granted under the stock incentive plans of SCI Systems, Inc. prior to July 13, 2001. All vested stock options must be exercised by Executive within ninety (90) days of the Date of Termination, or such later date which applies to such options for post-termination exercises pursuant to their terms, or the stock options will be forfeited.

          (e) Discharge of Corporation's Obligations. Subject to the performance of its obligations under Sections 5, 7 and 8, Sanmina shall have no further obligations to the Executive


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under this Agreement in respect of any termination by the Executive for
Constructive Termination or by Sanmina other than for Cause or Disability.

     6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Sanmina or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with Sanmina or any Affiliated Companies, including, but not limited to stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of Sanmina or any Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

     7. Full Settlement. Except as provided in Sections 5(c) and 5(d)(i), Sanmina's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Sanmina may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

     8. Legal Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, and Executive prevails in whole or in substantial part in such claim, Sanmina shall pay all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim.

     9. Successors.

          (a) This Agreement is personal to the Executive and, without the prior written consent of Sanmina, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon Sanmina and its successors. Sanmina shall require any successor to all or substantially all of the business and/or assets of Sanmina, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Sanmina would be required to perform if no such succession had taken place.

     10. Miscellaneous.

          (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.


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          (b) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:     at the address listed on the last page hereof

If to Sanmina:           Sanmina Corporation
                         2700 North First Street
                         San Jose, CA 95134
                         Attn: President and Chief Operating Officer

     (with a copy to the attention of the General Counsel or to such other address as either party shall have furnished to the other in writing in accordance herewith). Notice and communications shall be effective when actually received by the addressee.

          (d) Tax Withholding. Sanmina may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (f) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (g) Entire Agreement. This Agreement expresses the entire understanding and agreement of the parties regarding the terms and conditions governing the Executive's employment with Sanmina, and all prior agreements governing the Executive's employment with Sanmina shall have no further effect; provided, however, that except as specifically provided herein, the terms of this Agreement do not supersede the terms of any grant or award to the Executive under the stock incentive plans, management incentive plans, long-term incentive plans and any other similar or successor plans or programs of SCI Systems, Inc. which were awarded prior to July 13, 2001.

     11. Arbitration. In the event of any dispute or claim relating to or arising out of this Agreement, such dispute shall be fully, finally and exclusively resolved by a panel of three neutral arbitrators to be mutually agreed upon by the parties. Such arbitration will be decided under the employment dispute resolution rules of the American Arbitration Association and will be held in Huntsville, Alabama. If the parties cannot agree upon such arbitrators within twenty (20) days after submission of a party's request for arbitration in writing, the arbitrators will be selected in accordance with the procedures of the American Arbitration Association. The parties agree that the existence, content and result of any arbitration proceeding shall be confidential,


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except to the extent that Sanmina determines it is required to disclose such matters in accordance with applicable laws.

     12. Definitions.

          (a) "Accrued Obligations" shall mean (i) the Executive's Base Salary through the Date of Termination, (ii) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by Sanmina and any accrued vacation pay for the current year not yet paid by Sanmina, (iii) any accrued Annual Bonus, (iv) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under the then applicable employee benefit plans or policies of Sanmina or SCI Systems, Inc. and its affiliates and (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of Sanmina described in Section 3(g)(i).

          (b) "Affiliated Company" shall mean any company controlling, controlled by or under common control with Sanmina.

          (c) "Annual Bonus" shall have the meaning set forth in Section 3(c).

          (d) "Base Salary" shall have the meaning set forth in Section 3(a).

          (e) "Board" shall mean the Board of Directors of Sanmina.

          (f) "Cause" shall mean (i) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to Sanmina's business, (ii) repeated material violations by the Executive of his obligations under Section 2 of this Agreement which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to Sanmina's business and as to which material violations the Board has notified the Executive in writing; (iii) the willful engaging by the Executive in illegal conduct, gross misconduct or an act of fraud, dishonesty or breach of trust which is materially and demonstrably injurious to Sanmina; ;
(iv) Executive's conviction for a felony, or (v) a final, nonappealable judgment is entered against the Executive for breach of the Executive's duty of loyalty to Sanmina.

     For purposes of this provision, no act or failure to act, on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of Sanmina. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Sanmina shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Sanmina. The cessation of employment of the Executive shall not be deemed to be for Cause unless prior to such termination there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard at such meeting), finding, that, in the good faith opinion of such committee, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.


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          (g) "Change of Control" means the consummation of the merger transaction pursuant to the Agreement and Plan of Reorganization by and among Sanmina Corporation, Sun Acquisition Subsidiary, Inc. and SCI Systems, Inc. dated July 13, 2001, as amended to date.

          (h) "Change of Control Date" shall mean the date on which the Change of Control shall be deemed to have occurred.

          (i) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (j) "Constructive Termination" shall mean any of the following:

               (i) Unless with the express written consent of the Executive, reduction in Base Salary.

               (ii) Unless with the express written consent of the Executive, reduction in minimum annual target bonus opportunity.

               (iii) Unless with the express written consent of the Executive, a change of more than twenty-five (25) miles in the office or location where the Executive is based.

               (iv) Unless with the express written consent of the Executive,
(A) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive's position, authority or responsibilities as contemplated by Section 2(a) of this Agreement, or (B) any other substantial change in such position, including titles, authority or responsibilities from those previously held by the Executive with SCI Systems, Inc. and its affiliates prior to the Change of Control Date, as applicable. The Executive's position, authority and responsibilities shall not be regarded as not commensurate with previous position, authority and responsibilities merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of Sanmina.

               (v) Any failure by the Sanmina to comply with any of the provisions of Section 3 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Sanmina promptly after receipt of notice thereof given by the Executive.

               (vi) Any failure of Sanmina to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 9(b).

          (k) "Date of Termination" shall have the meaning set forth in Section 4(f).

          (l) "Disability" shall mean disability which would entitle the Executive to receive full long-term disability benefits under the Sanmina' s long-term disability plans. At any time that Sanmina does not maintain such a long-term disability plan, "Disability" shall mean the inability of the Employee, as determined by a majority of the Board, to substantially perform the essential functions of his regular duties and responsibilities with or without reasonable accommodation due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

          (m) "Notice of Termination" shall have the meaning as set forth in
Section 4(f).


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          (n) "Qualified Plan" shall mean an employee benefit plan qualified (or which is intended to be qualified) under Section 401(a) of the Code.

          (o) "Subsidiary" shall mean any majority owned subsidiary of the Sanmina.


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     IN WITNESS WHEREOF, the Executive has hereunto set his hand and the
Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all effective as of the day and year first above written.

                                    SANMINA CORPORATION

                                    By:
                                            ------------------------------------
                                    Title:
                                            ------------------------------------



                                    ROBERT C. BRADSHAW
                                    --------------------------------------------


                                    Address:
                                            ------------------------------------

                                            ------------------------------------


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